Exhibit 10-dd

ADVANTA SENIOR MANAGEMENT
CHANGE OF CONTROL SEVERANCE PLAN
RESTATED DECEMBER 21, 2000

SECTION 1. PURPOSE

     Advanta Corp. (the “Company”) considers it essential to its best interests to foster the optimum performance of senior management and professional personnel. The Company recognizes that the possibility of a Change in Control of the Company or any of its Subsidiaries may exist and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of management or professional personnel to the detriment of the Company and/or its Subsidiaries.

     In order to encourage senior management and professional personnel to maintain their continued attention and dedication to their duties and responsibilities, the Company and its Subsidiaries have adopted the Advanta Corp. Senior Management Change of Control Severance Plan.

SECTION 2. DEFINITIONS

     As hereinafter used:

     2.1 A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (a) the Company or any of its subsidiaries or any employee benefit plan [or related trust] sponsored or maintained by the Company or any of its subsidiaries or (b) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company’s Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company’s Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     2.2(a) A “Subsidiary Change of Control” shall be deemed to have occurred if the Company or one of its wholly-owned or majority-owned subsidiaries (said subsidiary not necessarily being a “Subsidiary” as defined under Section 2.4 of this Plan) no longer hold any shares of the Subsidiary, or if substantially all of the assets of a particular Subsidiary are sold to an entity that is not owned or controlled, in whole or in part, by the Company or one of its wholly-owned or majority-owned subsidiaries.

          (b) A “ Subsidiary Change of Control” shall also be deemed to have occurred as of the Closing Date with respect to all Employees who either (i) are Buyer Employees, or (ii) are determined by the Company’s head of Human Resources to have been terminated by Advanta Corp. or a Subsidiary on the Closing Date or after the Closing Date as a direct result of a Subsidiary Change of Control.

     2.3 “Company” means Advanta Corp., and any successor to its business and/or assets which assumes and agrees or is otherwise obligated to provide benefits under the Plan by operation of law, or otherwise. Notwithstanding the foregoing, for purposes of Section 2.1 (“Change of Control”) or Section 2.2 (“Subsidiary Change of Control”), the “Company” shall mean “Advanta Corp.” The “Company” does not mean a Buyer.

     2.4 “Subsidiary” means Advanta National Bank; Advanta National Bank USA; Advanta Bank Corp.; Advanta Service Corp.; Advanta Mortgage Corp. USA; Advanta Auto Finance Corp.; Advanta Finance Corp.; Advanta Business Services Corp.; Advanta Financial Corp.; Advanta Life Insurance Company; Advanta Information Services, Inc.; Advanta Partners, LP; Colorado Credit Card Service, LLP; Advanta Mortgage Conduit Services, Inc.; Advanta Mortgage Corp., Midwest or any successor to any particular Subsidiary’s business and/or assets, due to a Change of Control or Subsidiary Change of Control, which assumes and agrees or is otherwise obligated to provide benefits under the Plan, by operation of law, or otherwise. A “Subsidiary” does not mean a Buyer. An Employee is employed by a specific Subsidiary if he or she: (a) is on the payroll of the specific Subsidiary or, in the case of Advanta National Bank or Advanta National Bank, USA is on the payroll of Advanta Service Corp. and performs services on a full-time basis for such bank; or (b) is an officer of the specific Subsidiary and exercises direct supervisory responsibility over employees of that specific Subsidiary and performs virtually all of his or her business duties on behalf of that specific Subsidiary.

2.5	The “Effective Date” of the Plan is March 17, 1997.

2.6	The “Board of Directors” is the Board of Directors of the Company.

2.7	An “Employee” means a person

          (a) who has been selected by the Company’s Compensation Committee to participate in the Advanta Management Incentive Plan or who is otherwise selected to participate in this Plan; and

          (b) whose name is listed in Exhibits “A” or “B” hereto, as such Exhibits may be amended or supplemented from time to time; and

          (c) who is employed by the Company or a Subsidiary at the time of a change of a Change of Control or by a specific Subsidiary at the time it undergoes a Subsidiary Change of Control.

     The term “Employee” specifically excludes any person (a) who is receiving severance pay from the Company or any Subsidiary or (b) who signed an agreement pursuant to which his or her employment will terminate in the future on a date certain.

     2.8 “Pay” means the base salary of an eligible Employee at his or her stated weekly, monthly or annual rate as of the Employee’s Termination Date or at the time of the Change of Control or Subsidiary Change of Control pursuant to which the Employee becomes eligible for Severance Pay, whichever is higher. “Pay” does not include overtime pay, bonuses of any kind, incentive pay or any other remuneration. For Employees listed in Exhibit “A,” a “Week of Pay” shall be calculated in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control of Subsidiary Change of Control. Notwithstanding the foregoing, for Employees listed in Exhibit “B,” a “Week of Pay” shall be calculated in the same manner as Employees listed in Exhibit “A”, multiplied by 200%.

     2.9 The “Plan” means the Advanta Corp. Senior Management Change of Control Severance Pay Plan as set forth herein as amended from time to time.

     2.10 “Termination Date” means the date upon which the Employee’s employment with the Company, Subsidiary or a Buyer ceases.

     2.11 The “Benefits Committee” means a committee composed of the Company’s head of Human Resources; head of Compensation and Benefits; and head of Employee Relations . Any two (2) such persons shall constitute a quorum. All members of the Benefits Committee must be employed by Advanta Corp. prior to the time a Change of Control occurs.

     2.12 “Severance Pay” is a payment made to an eligible Employee pursuant to Section 3.1 hereof. All Severance Pay due to an eligible Employee must be paid to the eligible Employee within two (2) years of the date that the first Severance Pay is paid to that Employee and shall not exceed two (2) years’ of Pay.

     2.13 The “Compensation Committee” means the Compensation Committee of the Board of Directors of Advanta Corp.

     2.14 A “Buyer Employee” means an Employee who is designated in writing by the Company’s head of Human Resources as having become an employee of a Buyer pursuant to a Subsidiary Change of Control.

     2.15 A “Buyer” means an entity that: (a) is designated in writing by the Compensation Committee as having purchased substantially all of the assets of a Subsidiary; (b) is not owned or controlled, in whole or in part, by the Company or one of its wholly-owned or majority-owned Subsidiaries; and (c) does not adopt this Plan.

     2.16 The “Closing Date” means the date the transactions that are contemplated by an agreement with a Buyer and constitute a Subsidiary Change of Control close.

SECTION 3. ELIGIBILITY

     3.1 An Employee shall be eligible to receive Severance Pay if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 3.2):

          (a) The Employee is an Employee of the Company or a Subsidiary after the Effective Date of the Plan; and

          (b) The Employee is a Buyer Employee or is employed by:

               (i) Advanta Corp. at the time a Change of Control occurs;

               (ii) Advanta National Bank, Advanta National Bank USA, Advanta Bank Corp.:Advanta Service Corp, Advanta Mortgage Corp. USA, Advanta Auto Finance Corp., Advanta Finance Corp., Advanta Business Services Corp., Advanta Financial Corp., Advanta Life Insurance Company, Advanta Information Services, Inc., Advanta Partners, LP, Colorado Credit Card Service, LLP, Advanta Mortgage Conduit Services, Inc., or Advanta Mortgage Corp., Midwest at the time a Change of Control occurs; provided that Advanta Corp. continues to hold at such time (directly or indirectly) more than fifty percent (50%) of the outstanding capital stock of the applicable entity; or

               (iii) Advanta National Bank, Advanta National Bank USA; Advanta Bank Corp.; Advanta Service Corp., Advanta Mortgage Corp. USA, Advanta Auto Finance Corp., Advanta Finance Corp., Advanta Business Services Corp., Advanta Financial Corp., Advanta Life Insurance Company, Advanta Information Services, Inc., Advanta Partners, LP, Colorado Credit Card Service, LLP, Advanta Mortgage Conduit Services, Inc., or Advanta Mortgage Corp., Midwest at the time it undergoes a Subsidiary Change of Control; and

          (c) The Employee is terminated from employment by a Buyer within one (1) year after the Change of Control or Subsidiary Change of Control described in Section 2.1, 2.2(a) or 2.2(b) occurs, or by the Company or Subsidiary as a direct result of said Change of Control or Subsidiary Change of Control; unless such termination is: (1) because of the Employee’s death, disability, or Extended Leave of Absence, (2) because of the Employee’s Willful Misconduct, or (3) by the Employee other than for Good Reason. In the event a person’s employment is terminated for any reason prior to the occurrence of a Change of Control or a Subsidiary Change of Control, he or she shall not be entitled to any benefits under the Plan by virtue of said Change of Control or Subsidiary Change of Control. In the case of a termination by the Company or Subsidiary, eligibility will be established by a written designation of the Company’s head of Human Resources that the termination is a result of the Change of Control or Subsidiary Change of Control.

               (i) Disability or Extended Leave of Absence. If, as a result of an Employee’s incapacity due to physical or mental illness, or as a result of any other leave of absence, the Employee shall have been absent from the full-time performance of his or her duties for twelve (12) consecutive months, the Employee may be terminated and shall not be entitled to any benefits under the Plan.

               (ii) Willful Misconduct. Termination of the Employee’s employment for Willful Misconduct shall mean termination:

                    (a) Upon the willful and continued failure by the Employee to substantially perform his or her duties which the Employee fails to cure (other than any such failure resulting from incapacity due to physical or mental illness or an Extended Leave of Absence or the Employee’s termination of his or her employment for Good Reason (as defined in Subsection 3.1(c)(iii))), after ten (10) days from a written demand for substantial performance is delivered to the Employee by the Company or Subsidiary, by which he or she is employed, which demand specifically identifies the manner in which the Company or Subsidiary believes that the Employee has not substantially performed his or her duties; or

                    (b) The willful engaging by the Employee in conduct which is clearly and materially injurious to a Buyer, the Company and/or Subsidiary, monetarily or otherwise, as determined by the Benefits Committee, in its sole discretion under this Plan.

               (iii) Good Reason. The Employee shall be entitled to terminate his or her employment for Good Reason and receive Severance Pay, if the Employee provides written notice to the Benefits Committee no later than two weeks after the Employee’s termination date of the election to resign and the circumstances constituting the Good Reason to resign. The Employee’s right to terminate his or her own employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. “Good Reason” shall mean, without the Employee’s express written consent, the occurrence after a Change in Control of the Company or a Subsidiary Change of Control with respect to the Subsidiary by which he or she was employed of any of the following circumstances:

                    (a) The Employee is demoted to a lower position;

                    (b) The Employee is assigned any duties inconsistent with the status of the position that the Employee held immediately prior to the Change of Control or Subsidiary Change of Control or an adverse alteration in the nature or status of the Employee’s responsibilities or in the quality or amount of office accommodations or assistance provided to the Employee, from those in effect immediately prior to such Subsidiary or Company Change of Control, which shall constitute a constructive demotion;

                    (c) A reduction in the Employee’s annual base salary as in effect on the date immediately prior to the Change of Control or Subsidiary Change of Control, or as the same may be increased from time to time thereafter;

                    (d) A Buyer’s, the Company’s or Subsidiary’s requirement that the Employee’s site of principal employment be more than 50 miles from the offices at which the Employee was principally employed immediately prior to the date of the Change of Control or Subsidiary Change of Control, except for required travel on a Buyer’s, the Company’s or Subsidiary’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to such Change of Control or Subsidiary Change of Control;

                    (e) The failure by the Company or Subsidiary to pay the Employee any portion of his or her compensation or compensation under any deferred compensation program of the Company or Subsidiary within fifteen (15) days of the date such compensation is due;

                    (f) The failure by a Buyer, the Company or Subsidiary to continue in effect any compensation or benefit plan or perquisites in which the Employee participates immediately prior to the Change of Control or Subsidiary Change of Control, which is material to his or her total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or the failure by the Company or Subsidiary which experienced the Change in Control to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than existed at the time of the Change of Control;

                    (g) The failure by a Buyer, the Company or Subsidiary to continue to provide the Employee with benefits substantially similar to those enjoyed by him or her under any of the Company’s or Subsidiary’s life insurance, medical, dental, accident or disability plans in which the Employee was participating at the time of the Change of Control or Subsidiary Change of Control, the taking of any action by a Buyer, Company or Subsidiary which would directly or indirectly materially reduce any of such benefits, or the failure by a Buyer, Company or Subsidiary to provide the Employee with a reasonable amount of paid vacation or paid time off.

          (d) The Employee submits an application for benefits to the Company’s head of Human Resources within 15 business days of the cessation of his or her employment, stating the date of termination, describing the circumstances of the termination and the reasons he or she believes benefits are payable under the Plan and submits in a timely manner any additional information requested by the head of Human Resources, the Benefits Committee or either of their designees that is reasonably related to consideration of the Employee’s claim for benefits under the Plan; and

          (e) The Employee takes all actions required in a timely manner to apply for and receive severance or other termination benefits as may be available in connection with his or her employment after the Change of Control or Subsidiary Change of Control, including benefits from a Buyer; and

          (f) The Employee duly executes and provides to the Company within the time period specified by the Company a General Release satisfactory to the Company, which the Employee does not revoke in a timely manner, if a revocation provision is included in the Company’s sole discretion.

     3.2 An Employee may not receive Severance Pay if any of the following disqualifying events occur:

          (a) The Employee is receiving severance pay at the time the Change of Control or Subsidiary Change of Control occurs;

          (b) The Employee has previously received severance pay under this Plan in connection with a Subsidiary Change of Control resulting from an agreement or agreements between the Company and a Buyer or has received from a Buyer amounts equal to or greater than the amounts which would have been received under this Plan; or

          (c) The Employee has signed an agreement pursuant to which his or her employment will terminate in the future on a date certain.

          (d) In the case of an Employee laid off or scheduled to be laid off by the Company or Subsidiary, the Employee posts for and receives a written offer for any position with the Company or Subsidiary without regard for the terms of the offer; or

          (e) In the case of an Employer laid off or scheduled to be laid off by the Company or Subsidiary, the Employee accepts employment (regardless of the terms of employment) with the Company or any Subsidiary or any Buyer.

SECTION 4. SEVERANCE BENEFIT AMOUNT

     4.1 Except as otherwise provided in this Section 4, the Severance Pay to be paid to an eligible Employee shall be based upon the Employee’s AMIP Level as follows: (a) Employees who are AMIP Level A will receive one hundred and four (104) Weeks of Pay; (b) Employees who are AMIP Level B shall receive one hundred and four (104) Weeks of Pay; (c) Employees who are AMIP Level C shall receive fifty-two (52) Weeks of Pay; and (d) Employees who are AMIP Level D shall receive thirty-nine (39) Weeks of Pay. An Employee’s AMIP Level is to be determined under AMIP as of the date the Change of Control occurs, as shown in Exhibit “A.”

     4.2 The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that specified in Section 4.1, subject to the limitations of Sections 2.12 and 4.6. Any increase in severance pay must be expressly authorized in writing by the head of Human Resources for the Company.

     4.3 If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.

     4.4 If an Employee due to sickness or injury receives short-term disability payments, worker’s compensation or long-term disability payments after the Employee’s Termination Date, the Employee shall not receive any Severance Pay until the cessation of said payments. Once said payments cease, the amount of Severance Pay to which the Employee is entitled shall be reduced by the amount of any such short-term disability, worker’s compensation or long-term disability payments.

     4.5 The severance benefit provided for in the Plan is the maximum benefit that the Company or Subsidiary will pay for severance. To the extent that a federal, state or local law might require the Company or Subsidiary to make a payment to an Employee because of that Employee’s involuntary termination, the benefit payable under the Plan shall be correspondingly reduced. To the extent that an Employee receives, or with the exercise of reasonable diligence would be eligible to receive, severance pay or any other payment (excluding unemployment compensation) in connection with the cessation of his or her employment other than pursuant to this Plan (whether pursuant to a contract or other severance plan, policy or practice), the benefit payable under this Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid after written request. Severance pay that will be offset does not include payments received by an Employee due to his or her participation in the Employee Savings Plan, Executive Deferral Plan, or any other Company or Subsidiary benefit plan which is not a severance plan, or payments made to an Employee for his or her accrued, but unused vacation or Paid Time Off days.

     4.6 If, at the time the Change of Control or Subsidiary Change of Control occurs, Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable to the Employee, notwithstanding any other provision of this Plan, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) is at least three times the “base amount” determined under such Section 280G, then the compensation otherwise payable under this Plan (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company, Subsidiary or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to the Employee determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a “parachute payment” or as an “excess parachute payment.” Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the Company at the time the Plan is adopted.

     4.7 The Company and each Subsidiary shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

SECTION 5. DISTRIBUTION OF BENEFITS

     5.1 The Company and any other entity adopting the Plan shall have exclusive liability for the payments of any benefits under the Plan with respect to all employees of the Company or any Subsidiary. No Buyer shall assume any liability under this Plan.

     5.2 The Company and each Subsidiary responsible for making the payments under the Plan will pay Severance Pay to each eligible Employee it employed, except as otherwise provided above, directly out of the general assets of the Company or Subsidiary. Payments will be made in a single lump sum payment or in installments in accordance with normal payroll practices, as elected by the Employee. Such payments shall commence as soon as practicable following the Employee’s Termination Date and continue until the benefit due is paid.

     5.3 Any and all payment of Severance Pay shall immediately cease to an Employee who is disqualified for benefits by reason of Section 3.2(d) or 3.2(e) of the Plan.

     5.4 Severance Pay shall be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.

SECTION 6. PLAN ADMINISTRATION

     6.1 The Plan shall be administered by the Benefits Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan.

     6.2 The determinations by the Benefits Committee on the matters referred to such Committee shall be conclusive. The Benefits Committee shall have full discretionary authority, the maximum discretion allowed by law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. Subsequent to a Change of Control, but not a Subsidiary Change of Control, the Benefits Committee shall not have full discretionary authority; its determinations shall be made strictly in accordance with the terms of the Plan and shall be subject to de novo review by a court of competent jurisdiction.

     6.3 In the event of a claim by any person including but not limited to any Employee (the “Claimant”) as to whether he is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Benefits Committee. The claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Benefits Committee by certified mail at the following address: Advanta Corp., Welsh and McKean Roads, Spring House, PA 19477. The Benefits Committee shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Benefits Committee may elect to extend said period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90) day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim. The Claimant may request a review of such denial by making application in writing to the Benefits Committee within sixty (60) days after receipt of such denial. Said application must be via certified mail. Such Claimant (or his or her duly authorized representative) may, upon written request to the Benefits Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her claim or position. Within sixty (60) days after receipt of a written appeal, the Benefits Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Benefits Committee may elect to extend said sixty (60) day period to up to one hundred twenty (120) days after receipt of the written appeal. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.

SECTION 7. PLAN MODIFICATION OR TERMINATION

     7.1 The Plan may be modified, amended or terminated at any time by the Compensation Committee of the Board of Directors, the Board of Directors, or its designee, with or without notice. Any such modification, amendment or termination shall be effective at such date as the Compensation Committee, the Board of Directors or its designee may determine. If a Change of Control occurs, the Plan may not be modified, amended or terminated until one (1) year after the Change of Control occurs.

     7.2 All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 6.3, and when acting pursuant thereto, the Benefits Committee shall retain the authority provided in Section 6. Notwithstanding any termination of the Plan, all Employees who are eligible before the date of termination to receive Severance Pay pursuant to this Plan shall remain entitled to receive said benefit under the terms and conditions of this Plan.

     7.3 On January 1, 2003, the terms of the Plan as amended and restated on December 21, 2000 shall cease to be in effect and shall automatically revert to the terms in the Plan as originally adopted effective March 17, 1997, except for sections 6 and 7, which shall remain as amended and restated on December 21, 2000.

SECTION 8. GENERAL PROVISIONS

     8.1 Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company and/or any Subsidiary or to interfere with the right of the Company and/or Subsidiary to discharge him or her at any time, with or without cause.

     8.2 If any of the positions on the Benefits Committee becomes vacant, either the Chairman of the Board or President may appoint such person or persons as he or she determines, to carry out the responsibilities assigned to such position under this Plan, so long as such person was employed by Advanta Corp. prior to a Change of Control.

     8.3 Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.

     8.4 The Plan is unfunded. All benefits payable under the Plan shall be paid out of the general assets of the entity which employed the Employee at the time the Change of Control or Subsidiary Change of Control pursuant to which he or she is eligible for benefits hereunder.

     8.5 The Plan shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.

     8.6 The Plan is intended to constitute a “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended, and any ambiguities in the Plan shall be construed to effect that intent.